Exhibit 99.1

Hanger Orthopedic Group, Inc.
Two Bethesda Metro Center	Phone 301.986.0701
Suite 1200	Fax 301.986.0702
Bethesda, MD 20814

Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Jason P. Owen	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES NET INCOME

PER DILUTED SHARE OF $0.12 FOR THE QUARTER ENDED DECEMBER 31, 2004

        BETHESDA, MARYLAND, February 28, 2005 – Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced net income per diluted share of $0.12 for the quarter ended December 31, 2004.

        Net sales for the quarter ended December 31, 2004 increased by $3.1 million, or 2.2%, to $145.9 million from $142.8 million in the prior year’s comparable quarter. The sales growth was primarily the result of a $6.5 million, or 4.6%, increase from acquired practices and $1.2 million, or 13.5%, increase in sales of the Company’s distribution segment. These increases were offset by a $4.4 million, or 3.3%, decline in same-center sales in the Company’s O&P practices. The magnitude of the decline in same-center sales exceeded our full year decline of 1.7% due to the comparison with a strong fourth quarter of 2003 of 3.3%. Gross profit for the fourth quarter of 2004 increased by $2.2 million to $77.5 million, or 53.1% of net sales, compared to $75.3 million, or 52.7% of net sales, in the fourth quarter of the prior year due principally to the sales increase.

        Income from operations decreased by $0.6 million in the fourth quarter of 2004 to $15.7 million from $16.3 million in the same period of the prior year due principally to a $0.7 million increase in depreciation and amortization expenses. Selling, general and administrative expenses increased by $1.8 million due principally to the fixed costs of acquired practices. Other significant fluctuations in the selling, general and administrative expenses for the quarter included $1.0 million in expenses related to Sarbanes-Oxley Section 404 compliance work and $0.5 million in expenses associated with the previously announced investigation of the West Hempstead matter. Additional fluctuations include: $0.6 million of business development and marketing expenses offset by cost reductions of: i) $1.6 million in labor and bonus expense, ii) $0.7 million in bad debt expense, and iii) $0.4 million in liability insurance.

        Based on the above, net income applicable to common stock for the fourth quarter of 2004 was $2.6 million, or approximately $0.12 per diluted share. In the corresponding period of the prior year, Hanger had a net loss applicable to common stock of $9.7 million, or approximately $0.47 per diluted share. The early extinguishment of debt related to the tender and refinance of $134.4 million of the 11¼ % Senior Subordinated Notes completed in October of 2003 and premium paid related to the repurchase and retirement in 2003 of $30.0 million of 7% Redeemable Preferred Stock negatively impacted fiscal 2003‘s results.

        Net sales for the year ended December 31, 2004 increased by $20.8 million, or 3.8%, to $568.7 million from $547.9 million in the prior year. The sales growth was primarily the result of a $24.6 million, or 4.5%, increase from acquired practices and $4.7 million, or 13.2%, increase in sales of the Company’s distribution segment. These increases were offset by a $8.9 million, or 1.7%, decline in same-center sales in the Company’s O&P practices. Gross profit for the year ended December 31, 2004 was $292.8 million, or 51.5% of net sales, compared to $289.5 million, or 52.8% of net sales, in the comparable period of the prior year. The gross profit margin decline was primarily due to a combination of a decline in same-center sales growth driven by selective reimbursement cuts in conjunction with increased labor expenses resulting from higher employee health insurance costs and the inflationary impact on salary expenses.

        At the beginning of fiscal year 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” under which goodwill and other intangible assets with indefinite lives are not amortized. The decline in our Company’s stock price in August of 2004 triggered an interim valuation of the goodwill and other intangibles as of August 31, 2004. This interim valuation resulted in a $45.8 million goodwill impairment charge. This charge is non-cash and reflects management’s best estimate of the impairment as if a fully completed annual review had been performed. On October 1, 2004, the annual review of goodwill was performed, and the results supported the goodwill impairment charge taken during the third quarter.

        Income from operations, excluding the non-cash goodwill impairment charge, decreased by $23.0 million to $60.5 million during 2004, down from $83.5 million during 2003. The decrease in income from operations is the result of a combination of the reduction in gross profit margin and higher selling, general and administrative expenses principally due to: i) $5.6 million from the fixed costs of acquired practices, ii) $3.4 million in additional labor and bonus expense, iii) $3.4 million of business development, marketing expenses, and new product lines, iv) $2.5 million in facility and equipment rental expense, v) $2.4 million in higher health and liability insurance vi) $2.3 million related to Sarbanes-Oxley Section 404 compliance work, and vii) $1.0 million associated with the investigation of the West Hempstead billing allegations. The balance of the increase was caused by inflationary pressures on our fixed expenses.

        Based on the above, net loss applicable to common stock for the year ended December 31, 2004 was $28.0 million, or approximately $1.30 per diluted share. Excluding the non-cash goodwill impairment charge and related tax effect, net income applicable to common stock for the year was $0.47 per diluted share. In the corresponding period of the prior year, Hanger had net income applicable to common stock of $8.2 million, or $0.37 per diluted share, for the year ended December 31, 2003. The early extinguishment of debt related to the tender and refinance of $134.4 million of the 11¼% Senior Subordinated Notes completed in October of 2003 and premium paid related to the repurchase and retirement in 2003 of $30.0 million of the Redeemable Preferred Stock impacted the fiscal 2003‘s results. Otherwise, the Company would have reported net income applicable to common stock of approximately $0.98 per diluted share.

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 619 patient-care centers in 44 states and the District of Columbia, with 3,300 employees including 1,020 practitioners. Hanger is organized into four units. The two key operating units are patient-care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. The third is Linkia which is the first and only managed care organization for the orthotics and prosthetics industry. The fourth segment is Innovative Neutronics which introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.

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This document contains forward-looking statements relating to the Company’s revenues, contracts and operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future revenues, contracts and operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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-tables to follow-

Hanger Orthopedic Group, Inc.
(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Income Statement:

Net sales	$145,854	$142,794	$568,721	$547,903
Cost of goods sold	68,371	67,478	275,961	258,383

Gross profit	77,483	75,316	292,760	289,520
Selling, general and administrative	58,195	56,424	218,689	195,516
Depreciation and amortization	3,545	2,807	13,531	10,690
Goodwill impairment and other charges	--	(213)	45,808	(213)

Income from operations	15,743	16,298	14,732	83,527
Interest expense, net	8,908	8,041	34,558	36,278
Loss on early extinguishment of debt	--	20,082	--	20,082

Income (loss) before taxes	6,835	(11,825)	(19,826)	27,167
Provision for income taxes	2,883	(4,249)	3,568	11,521

Net income (loss)	3,952	(7,576)	(23,394)	15,646
Less preferred stock dividends declared and accretion	1,385	1,200	4,587	5,342
Less preferred stock dividends paid	--	2,120	--	2,120

Net income (loss) applicable to common stock	$2,567	$(9,696)	$(27,981)	$8,184

Net income excluding goodwill impairment and other charges	N/A	$3,984	$1,249	$27,206
Net income applicable to common stock excluding goodwill	N/A	$664	$10,662	$19,744
impairman and other charges

Basic Per Share Data:

Net income applicable to common stock	$0.12	$(0.47)	$(1.30)	$0.39
Net income excluding goodwill impairment and other charges	N/A	$0.03	$0.50	$0.95
Basic Shares Outstanding	21,582,729	20,794,810	21,473,765	20,813,456

Diluted Per Share Data:

Net income applicable to common stock	$0.12	$(0.47)	$(1.30)	$0.37
Net income excluding goodwill impairment and other charges	N/A	$0.14	$0.47	$0.98
Diluted Shares Outstanding	22,223,642	20,794,810	21,473,765	22,234,361

Diluted Shares Outstanding for diluted EPS excluding unusual
items	N/A	22,624,281	22,494,718	N/A

	December 31,	December 31,
Balance Sheet Data:	2004	2003

Working Capital	$131,807	$141,273
Total Debt	393,111	409,436
Shareholders' Equity	152,660	178,075

Hanger Orthopedic Group

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Statistical Data:	2004	2003	2004	2003

Patient-care centers	619	585	619	585
Number of Practitioners	1,020	955	1,020	955
Number of states (including D.C.)	45	45	45	45
Payor mix:
Private pay and other	56.4%	55.6%	55.7%	55.2%
Medicare	29.3%	32.4%	31.3%	33.0%
Medicaid	10.4%	9.0%	9.2%	9.2%
VA	3.9%	3.0%	3.8%	2.6%
Percentage of net sales from:
Patient-care services	93.1%	93.8%	93.0%	93.6%
Distribution	6.9%	6.2%	7.0%	6.4%

Operating Margin (Excluding
Impairment of Goodwill)	10.8%	11.4%	10.6%	15.2%